Exhibit 99.1

3PEA Reports Third Quarter 2016 Financial Results

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (“3PEA” or the “Company") (OTCQB: TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the third quarter ended September 30, 2016.

Q3 2016 Highlights

•	Third quarter 2016 revenue increased 38% to $2.81 million compared to $2.03 million in the same year ago quarter. Revenue for the nine months ended September 30, 2016 increased 24% to $7.36 million from $5.94 million for the same period last year.

•	Gross profit for the three months ended September 30, 2016 increased to $1.42 million compared to $1.10 million in the same year ago quarter. Gross profit for the nine months ended September 30, 2016 increased to $3.68 million from $2.98 million for the same period last year.

•	Net income for the three months ended September 30, 2016 was $480,429, or $.01 per share, compared to a net loss of $(2,612,296) or $(0.06) per share in the same year ago quarter. Net income for the nine months ended September 30, 2016 was $898,048 or $0.02 per share compared to a net loss of $(2,612,296) or $(0.06) per share in the same period last year.

•	3PEA expects current revenue and profitability trends to continue.

Management Commentary

“The increase in revenue in the third quarter and nine month period was primarily a result of growth in our cardholder base throughout our portfolio of prepaid debit card programs,” said Brian Polan, Chief Financial Officer of 3PEA International. “We have developed a robust sales pipeline and remain focused on expanding our product offerings in new and existing markets. Additionally, we have successfully reduced our selling, general and administrative costs. As a result, we expect continued top and bottom line improvement as we continue to add new prepaid card programs to the PaySign platform.”

Three Months Ended September 30, 2016

Revenues for the three months ended September 30, 2016 were $2,812,536, an increase of $778,988 compared to the same period in the prior year, when revenues were $2,033,548. The increase in revenue is due to growth of our cardholder base throughout our incentive prepaid card programs. The company expects revenues to continue to trend upward in the long term.

Gross profit for the three months ended September 30, 2016 was $1,423,946, an increase of $319,405 compared to the same period in the prior year, when gross profit was $1,104,541.

Selling, general and administrative expenses for the three months ended September 30, 2016 were $794,424, a decrease of $476,368 compared to the same period in the prior year, when selling, general and administrative expenses were $1,270,792. Selling, general and administrative expenses in the quarter ended September 30, 2015 were impacted by expenses related to our legal settlement of October 2, 2015 which did not reoccur in the current period. A reduction in expenses related to our planned expansion in Europe also contributed to the year over year decrease in selling, general and administrative costs.

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Other income (expense) for the three months ended September 30, 2016 was $(15,497), a decrease in net other income (expense) of $2,494,108 compared to the same period in the prior year when other income (expense) was $(2,509,605) and largely attributable to the legal settlement expense of $2,500,000 for the three months ended September 30, 2015.

Our net income for the three months ended September 30, 2016 was $480,429, an increase of $3,092,725 compared to the same period in the prior year, when we recorded a net loss of $(2,612,296). The increase in our net income is attributable to the aforementioned factors.

Nine Months Ended September 30, 2016

Revenues for the nine months ended September 30, 2016 were $7,369,540, an increase of $1,426,375 compared to the same period in the prior year, when revenues were $5,943,165. The increase in revenue is primarily due to the expansion of our cardholder base throughout our various prepaid card programs.

Gross profit for the nine months ended September 30, 2016 was $3,687,326, an increase of $699,032 compared to the same period in the prior year, when gross profit was $2,988,294.

Selling, general and administrative expenses for the nine months ended September 30, 2016 were $2,434,199, a decrease of $422,033 compared to the same period in the prior year, when selling, general and administrative expenses were $2,856,737.

Other income (expense) for the nine months ended September 30, 2016 was $(47,848), an increase in net other income (expense) of $2,471,604 compared to the same period in the prior year when other income (expense) was $(2,519,452) which is within our overall expectations and was largely attributable to the legal settlement expense of $2,500,000 for the nine months ended September 30, 2015.

Our net income for the nine months ended September 30, 2016 was $898,048, or $0.02 per share, an increase of $3,376,924 compared to the same period in the prior year, when we recorded a net loss of $(2,478,876) or $(0.06) per share. The increase in our net income is attributable to the aforementioned factors.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies and source plasma providers, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc., in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter andFacebook.

Forward-Looking Statements

Certain statements in this news release may contain forwardlooking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forwardlooking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

	September 30, 2016 (Unaudited)	December 31, 2015 (Audited)
ASSETS
Current assets
Cash	$1,333,104	$1,389,494
Cash restricted	8,790,072	7,063,945
Accounts receivable	110,273	16,742
Prepaid Expenses and other assets	250,197	254,225
Total current assets	10,483,646	8,724,406

Fixed assets, net	263,536	271,967

Intangible and other assets
Deposits	5,551	3,551
Intangible assets, net	1,469,813	1,264,151

Total assets	$12,222,546	$10,264,075

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$587,602	$465,318
Customer card funding	8,790,072	7,063,945
Legal settlement payable - current portion	507,704	915,475
Stocks payable - related parties	67,268	125,987
Notes payable - related parties	–	–
Notes payable	173,920	174,098
Total current liabilities	10,126,566	8,744,823

Long-term liabilities
Notes Payable	18,150	–
Legal settlement payable - long-term portion	–	339,183
Total long-term liabilities	18,150	339,183

Total liabilities	10,144,716	9,084,006

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 42,498,965 and 42,510,765 issued and outstanding at September 30, 2016 and December 31, 2015	42,948	42,511
Additional paid-in capital	6,677,881	6,579,508
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(4,302,364)	(5,200,412)
Total 3PEA International, Inc.'s stockholders' equity	2,268,465	1,271,607
Noncontrolling interest	(190,635)	(91,538)
Total stockholders' equity	2,077,830	1,180,069

Total liabilities and stockholders' equity	$12,222,546	$10,264,075

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Revenues	$2,812,536	$2,033,548	$7,369,540	$5,943,165
Cost of revenues	1,388,590	929,007	3,682,214	2,954,871
Gross profit	1,423,946	1,104,541	3,687,326	2,988,294

Operating expenses
Depreciation and amortization	149,342	74,973	406,328	219,780
Selling, general and administrative	794,424	1,270,792	2,434,199	2,856,737
Total operating expenses	943,766	1,345,765	2,840,527	3,076,517

Income (loss) from operations	480,180	(241,224)	846,799	(88,223)

Other income (expense)
Gain on debt extinguishment	–	–	–	11,338
Other income	4,986	(5,325)	10,900	(5,325)
Legal settlement	–	(2,500,000)	–	(2,500,000)
Interest expense	(20,483)	(4,280)	(58,748)	(25,465)
Total other income (expense)	(15,497)	(2,509,605)	(47,848)	(2,519,452)

Income (loss) before provision for income taxes and noncontrolling interest	464,683	(2,750,829)	798,951	(2,607,675)
Provision for income taxes	–	–	–	–
Net income (loss) before noncontrolling interest	464,683	(2,750,829)	798,951	(2,607,675)

Net (income) loss attributable to the noncontrolling interest	15,746	138,533	99,097	128,799
Net income (loss) attributable to 3PEA International, Inc.	$480,429	$(2,612,296)	$898,048	$(2,478,876)

Net income (loss) per common share - basic	$0.01	$(0.06)	$0.02	$(0.06)
Net income (loss) per common share - fully diluted	$0.01	N/A	$0.02	N/A

Weighted average common shares outstanding - basic	42,948,265	42,156,110	42,844,570	38,675,142
Weighted average common shares outstanding - fully diluted	43,138,279	–	42,991,542	–

Contacts

3PEA International, Inc.
Brian Polan, 1-702-749-7234
Chief Financial Officer
bpolan@3pea.com
www.3pea.com

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